Exhibit 5.4

May 9, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Placer Dome Inc.

Dear Sirs/Mesdames:

     We hereby consent to the reference to our firm name under the heading “Legal Matters” in the registration statement on Form F-9 filed on May 9, 2003 relating to the offering of 6-3/8% exchange debentures due 2033 of Placer Dome Inc.

     In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling

Shearman & Sterling